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                                 Exhibit 23.1

                        Independent Auditors' Consent


The Board of Directors
Long Reach Holdings, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-88424) on Form S-8 of TBM Holdings, Inc. (formerly known as Specialty Retail Group, Inc.) of our report dated February 23, 2000, with respect to the consolidated balance sheets of Long Reach Holdings, Inc. and subsidiary as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended, which report appears in the Form 8-K/A (Amendment No. 1) of TBM Holdings, Inc., dated February 23, 2000 and filed with the Securities and Exchange Commission on May 5, 2000.

                                                    KPMG LLP

Houston, Texas
May 5, 2000